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                    Questions and Answers About the Proposal
              to Sell the Properties Owned by Rancon Realty Fund V
                         and to Dissolve the Partnership


1.  Why have you sent me the Consent Solicitation Statement and Consent Form?

     You have been sent the Consent Solicitation Statement ("Consent Statement") and Consent Form ("Consent Form") because you own units of Rancon Realty Fund V (the "Partnership"). The Consent Statement gives you information about issues and decisions facing the Partnership that limited partners like you are allowed to vote on.

2.  What am I voting on?

     You are voting on a single proposal to allow the General Partners to sell all (or substantially all) of the properties (the "Properties") of the Partnership, distribute the proceeds and dissolve the Partnership in the manner described in the Consent Statement.

3.  How much will the Partnership's Properties be sold for?

     A condition to sales of the Properties will be that the price at which sales of the Properties are made shall at least equal the appraised value of such Properties (as of January 1, 1999) as reflected in independent appraisals.

4.  How much will I get if all the Properties are sold?

     If the Properties are sold for their appraised values as of January 1, 1999, which was an aggregate $42,406,000, the General Partners currently estimate that, as a result of the sale of the Properties and dissolution of the Partnership, holders of units in the Partnership will receive an aggregate of approximately $459 per unit of limited partnership interest. The foregoing is an estimate only. This estimate is based on a number of assumptions and is subject to a variety of qualifications as set forth in the Consent Statement. The estimate is also subject to various and significant uncertainties, many of which are beyond the Partnership's control, that could cause the actual results to differ materially from the Partnership's expectations. The actual distributions to be received by holders of units in the Partnership from the sale of the properties and dissolution of the Partnership could, for the foregoing reasons, vary materially, from the above estimate per unit, and may be substantially less. In certain circumstances, such as if the Properties are sold for prices in excess of their appraised values, or if the costs and expenses of the sale of the Properties and dissolution of the Partnership are less than currently estimated by the General Partners, the actual distributions to be received by holders of units from the sale of the Properties and dissolution could exceed the estimate.

5.  When will the Properties be sold?

     The Partnership hopes to sell all of the Properties within approximately six months after the vote has been completed. However it could take more or less time, as described in the Consent Statement.

6.  When will distributions be made and the Partnership dissolved?

     The Partnership currently anticipates that a portion of the purchase price for some Properties will be paid with promissory notes of the buyers in favor of the Partnership with terms ranging from approximately six to eighteen months. As a result, the cash proceeds from the sale of the Partnership's Properties will not all be received and the Partnership will not be dissolved prior to at least early 2000, and potentially not until 2001. Prior to completion of the sale of all of the Properties and the receipt in cash of the proceeds thereof, the General Partners currently intend, but are not obligated, to make interim distributions, from time to time, of all or a portion of the net proceeds from sales of the Properties, as well as to distribute the net proceeds of the sales of certain Partnership properties which occurred in December 1998 and January 1999.

7.  What do the General Partners recommend?

     The General Partners recommend that investors Consent to the proposal. The General Partners believe that real estate markets in general have significantly improved from the most recent recession in real estate, and that current market conditions are favorable for a sale of the properties, but that conditions beyond this year are less predictable.

8. What are the primary disadvantages of disposing of the Properties as proposed?

     Holders of units who purchased their units during the initial public offering of the units may not receive aggregate distributions, including distributions from consummation of this proposal, equal to the money that they originally invested in the Partnership. In addition, there can be no assurance that this proposal will result in greater returns to the partners than a continuation of the Partnership. The Partnership will not benefit from possible improvements in economic and market conditions after the properties are sold which could produce increased cash flow and enhance the sales price of the Properties. However, as noted above, the General Partners believe that this is an advantageous time for the sale of the Properties. As a result of the uncertainty of real estate market conditions in 2000 and beyond, the General Partners do not believe the possibility of continued improvements in economic and market conditions justifies postponing the sale of the Properties. Additional factors that you should consider in determining whether to consent to the proposal are set forth in the Consent Statement, including under the section entitled "Risk Factors Relating to the Asset Sale and Dissolution."

9.  Didn't we vote on this in 1997?

     There was a proxy vote in 1997, but it was to approve a sale of the Partnership's properties pursuant to an agreement that was later rescinded. Based on the January 1999 appraisals, the General Partners believe that the value of the Properties has increased since that time.

10.  What  does it mean if I get more than one  Consent  Statement  and  Consent
     Form?

     It means that you own units of the Partnership under different registrations. You may own units in a retirement account, such as an IRA; in your name only; jointly with another person, such as your spouse; in a Living Trust or a Family Trust; or in other ways.

     Please be sure to sign and return all Consent Forms you receive to make sure that all your units are voted.

11.  How do I vote?

     Please read the Consent Statement carefully before you vote. Then, cast your vote by signing and dating your Consent Form, selecting your choice (Consent, Does Not Consent or Abstain) and mailing the Consent Form in the enclosed business reply envelope. Be sure that the signatures correspond to the names listed on the Consent Form. If you have any questions about signing the Consent Form, please call 1-888-909-7774.

     You can also fax your vote to Preferred Partnership Services, Inc. (the company that is counting the votes), have it delivered by overnight courier, or personally deliver your Consent Form to them. The fax number and address are at the end of this Question and Answer information sheet.

     If you return a signed Consent Form and do not select a choice, your units will be voted as Consenting to the proposal.

     If you do not return a signed Consent Form, you are choosing not to vote. Not voting is not the same as voting your Consent to the proposal.

12.  How does the vote pass?

     The vote will pass if a simple majority of the outstanding units consent to the proposal.

13.  What will happen if the vote does not pass?

     If the vote does not pass, the Partnership will continue to operate as it has in the past. The General Partners will continue to try to sell the properties in single or multiple sales, develop properties which they deem developable and would improve the Partnership's return on investment, and eventually liquidate the Partnership.

14.  What if I change my mind after I send in my Consent Form?

     You can change your vote at any time before the end of the voting period by signing and dating a new Consent Form and mailing, faxing or delivering the new Consent Form to Preferred Partnership Services, Inc. (the company counting the votes) before the end of the voting period.

     To get a new Consent Form, simply call the toll free number 1-888-909-7774, and a new Form will be sent to you.

15.  Whom can I call with questions?

     If you have any questions regarding the Consent Statement or the transactions contemplated by the Partnership, please call Preferred Partnership Services toll-free at 1-888-909-7774 and a representative will be happy to help you. Preferred Partnership Services can also be reached at:

                      Preferred Partnership Services, Inc.
                        39560 Stevenson Place, Suite 112
                            Fremont, California 94539
                                Fax: 510-713-0366
                         E-mail: proxy@myinvestment.com

         The foregoing is a summary in question and answer format of certain information contained in the Consent Statement. Reference is made to, and this Question and Answer information sheet is qualified in its entirety by, the more detailed information contained in the Consent Statement, including the Appendices thereto. Holders of units in the Partnership are urged to read carefully the Consent Statement and the Appendices thereto in their entirety before they vote.


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                                 CALLERS SCRIPT
                              RANCON REALTY FUND V

Once contact has been established with the Limited Partners:


(Mr/Ms) Name, I represent your partnership, Rancon Realty Fund V. We are calling the limited partners in Fund IV to confirm their receipt of the Consent Solicitation Statement which was mailed on July 6. Have you received the solicitation?

[Caller Response]

If yes, then: (Mr/Ms) Name, our records indicate you hold (#) units in Fund V. Your partnership asked me to contact you and explain that this consent solicitation is regarding the sale of the properties of Fund V and the dissolution of Fund V. The General Partner recommends that you vote yes on this consent for a variety of reasons; the summary of which can be found in the cover letter of the Consent Solicitation Statement. If you have any further questions, or if you require assistance in filling out the Consent Card, please contact Preferred Partnership Services, Inc. toll free at 1-888-909-7774.

If no, then: Would you mind if I checked your mailing address against our records so that we can get a copy of this Consent Solicitation Statement out to you? [Read back address and note changes.] (Mr/Ms) Name, I will make certain a copy of this Consent Solicitation Statement gets in the mail to you immediately.
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                              Rancon Realty Fund V
                    c/o Preferred Partnership Services, Inc.
                           39560 Stevensen Place, #112
                         Fremont, California 94539-3074


Address Service Requested   -----------------------------
                                                                  FIRST CLASS
                                                                  U.S. POSTAGE
                                                                     PAID
                        REMEMBER TO VOTE     ____________, CA
                                                                  PERMIT NO. ___
                       ---------------------------------


All limited partners in Rancon Realty Fund V were recently sent a Consent Solicitation Statement and Consent Card regarding the sale of the Partnership's properties and the dissolution of the Partnership.

                             YOUR VOTE IS IMPORTANT

Please mail the Consent Card in the Business Reply Envelope provided with the Consent Solicitation Statement as soon as possible. Prompt response could save your Partnership the substantial costs associated with a follow-up mailing.

                                   VOTE TODAY!

Preferred Partnership Services, Inc. was hired by the General Partner to provide information about the Consent Solicitation and to tabulate the vote.

                   NEED ANOTHER CONSENT FORM? HAVE A QUESTION?
                    CALL PREFERRED PARTNERSHIP SERVICES, INC.
                          TOLL FREE AT 1-888-909-7774
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